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                                                                Exhibit 10.193.1

                              PROGRAMMING AGREEMENT

         THIS PROGRAMMING AGREEMENT is made this 26th day of January, 1998, by and between PAXSON COMMUNICATIONS OF CHICAGO-38, INC., a Florida corporation ("Paxson"), and CHRISTIAN COMMUNICATIONS OF CHICAGOLAND, INC., an Illinois corporation (the "Programmer").

         WHEREAS, Paxson owns and operates Television Station WCFC-TV, Chicago, Illinois (the "Station"), pursuant to authorizations for the Station issued by the Federal Communications Commission (the "FCC Licenses");

         WHEREAS, affiliates of Paxson own and operate a television broadcast network, PAX NET ("Network"), that provides programming to television stations throughout the country;

         WHEREAS, Programmer is the prior licensee and owner of the Station and produces television programming;

         WHEREAS, Paxson acquired the Station and the FCC Licenses from Programmer pursuant to that certain Asset Exchange Agreement between Paxson and Programmer dated January 26, 1998 (the "Exchange Agreement");

         WHEREAS, Programmer is knowledgeable and experienced in the production of programming for broadcast on the Station and the Network and is familiar with the needs and interests of the community of license and other areas served by the Station; and

         WHEREAS, Paxson has agreed under the Exchange Agreement to provide Programmer with broadcast time on the Station and the Network for the broadcast of Christian programming that is in conformity with FCC policies and consistent with the terms of this Programming Agreement.

         In consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Programmer's Representations and Warranties. Programmer has all requisite power and authority to execute and deliver this Agreement and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Programmer hereunder. The execution, delivery, and performance of this Agreement by Programmer have been duly authorized by all necessary actions on the part of Programmer. This Agreement has been duly executed and delivered by Programmer and constitutes the



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legal, valid, and binding obligation of Programmer, enforceable against it in accordance with its terms.

         2. Paxson's Representation and Warranties. Paxson has all requisite power and authority to execute and deliver this Agreement and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Paxson hereunder. The execution, delivery, and performance of this Agreement by Paxson has been duly authorized by all necessary actions on the part of Paxson . This Agreement has been duly executed and delivered by Paxson and constitutes the legal, valid, and binding obligation of Paxson, enforceable against it in accordance with its terms.

         3. Term. The effective date of this Agreement shall be [insert date of Closing under Asset Exchange Agreement] and this Agreement shall continue in force for a term of ten (10) years from that date (the "Term") unless otherwise terminated as set forth below.

         4. Control of Programming. Programmer acknowledges and agrees that Paxson, as licensee of the Station and the other stations that comprise the Network, is required by the FCC to control the operation of the Station and such other Network stations, and that such control includes, but is not limited to, the right to reject or refuse to broadcast all or such portions of the Programmer's Christian programming which Paxson believes to be contrary to the public interest. Programmer also acknowledges Paxson's obligations under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC to broadcast from time to time programming of local or national importance, and Programmer agrees that Paxson shall have the right to approve the content of Programmer's Christian programming and any commercial matter and to refuse to broadcast or preempt Programmer's Christian programming to broadcast programming of greater local or national importance or to broadcast such other programming required by the rules and regulations of the FCC.

         5. Program Time. During the Term, Paxson shall make available to Programmer broadcast time upon the Station or the Network, if applicable, as set forth in Attachment I to this Agreement. Programmer shall deliver such programming, at its expense, to the Station's or Network's transmission facilities or other authorized remote control points as designated by Paxson. The programming rights granted to Programmer hereunder shall be exclusive to Programmer and Programmer's programming shall be limited to Christian programs produced, co-produced or acquired by Programmer the content of which shall be dedicated to communicating Judeo-Christian values. Without limiting the generality of the foregoing, Programmer shall not resell such programming time to any party nor permit such time to be used for "paid programming" without the written consent of Paxson, and Paxson and Programmer agree that any disputes between Paxson and Programmer regarding any proposed sale of such programming time shall be decided by the Review Board pursuant to the procedures set forth in Section 18 hereof.


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         6. Sales. Programmer's national and local advertising availabilities broadcast on the Station will be those within the first 58 minutes of each hour of Programmer's programming on the Station. Programmer's advertising availabilities during Programmer's programming on the Network will be as follows:

            (i) For the hour of Programmer's programming on the Network indicated in Section (a)(iii) of Attachment I (Sunday through Thursday, 12:00 midnight to 1:00 a.m.), half (i.e., seven minutes) of the availabilities within the first 58 minutes of such hour within all of the United States covered by the Network (except the Chicago DMA) and all of the availabilities within the first 58 minutes of such hour in the Chicago DMA; and

            (ii) For the second hour of Programmer's programming on the Network indicated in Section (a)(v) of Attachment I (Monday through Saturday from 6:00 a.m. to 7:00 a.m.), all of the availabilities within the first 58 minutes of such hour.

Upon the execution of this Agreement, Programmer shall execute and deliver the Representation Agreement in the form of Attachment II hereto, pursuant to which Programmer agrees to utilize the PAX NET Sales Representative for all national and network spot sales broadcast during Programmer's programming on the Station or the Network and to pay PAX NET Sales Representative a 15% commission for all such spot sales. Notwithstanding the foregoing, Programmer may provide to a sponsor of Programmer's programming on the Station or on the Network, with the written consent of Paxson, Programmer's national advertising availabilities within the time that the programming sponsored by such sponsor will be broadcast (the "Sponsored Programming") on the Station or the Network. Paxson and Programmer agree that any disputes between them regarding any such Sponsored Programming shall be decided by the Review Board pursuant to the procedures set forth in Section 18 hereof. Programmer shall have the right to sell and retain all revenue from all local advertising availabilities broadcast on the Station during its programming.

         7. Indemnification; Force Majeure.

            (a) Programmer's Indemnification. Programmer shall indemnify and hold harmless Paxson from and against (i) any and all claims, losses, costs, liabilities, damages, forfeitures and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description (collectively, "Damages") resulting from Programmer's breach of any representation, warranty, covenant or agreement contained in this Agreement or
(ii) any claim for slander, defamation or similar causes of action as a result of the broadcast of the Programming on the Station or Network.

            (b) Paxson's Indemnification. Paxson shall indemnify and hold harmless Programmer from and against any and all Damages resulting from Paxson's breach of any representation, warranty, covenant or agreement contained in this Agreement.


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            (c) Limitation. Neither Paxson nor Programmer shall be entitled to indemnification pursuant to this section unless such claim for indemnification is asserted in writing delivered to the other party.

            (d) Force Majeure. Any failure or impairment of the Station's or Network's facilities or any delay or interruption in the broadcast of the Programming, in whole or in part, due to Acts of God, strikes, lockouts, material restrictions by any governmental authority, civil riot, floods, earthquakes or other natural disasters and any other cause not reasonably within the control of Paxson, or for power reductions necessitated for maintenance of the Station or the other stations in the Network, or for maintenance of other stations located on the tower from which the Station or the other stations in the Network will be broadcasting, shall not constitute a breach of this Agreement.

         8. Termination. This Agreement may be terminated by either Paxson or Programmer by written notice to the other upon the occurrence of any of the following:

            (a) the written consent of both parties;

            (b) there has been a material change in FCC rules, policies or precedent that would cause this Agreement to be in violation thereof and such change, is in effect and not the subject of an appeal or further administrative review and this Agreement cannot be reformed, in a manner reasonably acceptable to Programmer or Paxson, to remove and/or eliminate the violation; or

            (c) If Programmer ceases to be a not-for-profit Christian organization.

         9. Assignment.

            (a) Neither this Agreement nor any of the rights, interests or obligations of either party hereunder shall be assigned, encumbered, hypothecated or otherwise transferred without the prior written consent of the other party (it being understood that no such consent of Programmer is required upon any sale of all or substantially all of the assets of the Station or a sale of all of the issued and outstanding capital stock of Paxson or any sale of all or substantially all of the Network stations); provided, however, that Paxson shall be required to assign its rights and interests hereunder, with respect to Programmer's programming to be broadcast on the Station, including programming to be broadcast on a portion of the Station's DTV allocation as set forth in
Section II of Attachment I hereto, to any party that acquires the FCC license for the Station and, with respect to Programmer's programming to be broadcast on the Network, to any party that acquires the Network, and in each case such party shall expressly agree to assume the obligations of Paxson hereunder.

            (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted and required assigns.


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         10. Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

         11. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties relating to the provision of programming for the Station and the Network. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement will be effective unless evidenced by an instrument in writing signed by the parties.

         12. Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         13. Governing Law. The obligations of Paxson and Programmer are subject to applicable federal, state and local law, rules and regulations, including, but not limited to, the Communications Act of 1934, as amended, and the Rules and Regulations of the FCC. The construction and performance of the Agreement will be governed by the laws of the State of Florida.

         14. Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) sent by telecopy (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (iii) deemed to have been given on the date telecopied with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:

         To Programmer:   Christian Communications of Chicagoland, Inc.
                          38 S. Peoria Street
                          Chicago, IL  60607
                          Facsimile:   (312) 433-3840
                          Telephone: (312) 433-3830

         To Paxson:       Paxson Communications of Chicago-38, Inc.
                          601 Clearwater Park Road
                          West Palm Beach, Florida 33401
                          Facsimile:   (561) 655-9424
                          Telephone: (561) 659-4122

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 14.

         15. Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of


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this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law. In the event that the FCC alters or modifies its rules or policies in a fashion which would raise substantial and material question as to the validity of any provision of this Agreement, the parties hereto shall negotiate in good faith to revise any such provision of this Agreement with a view toward assuring compliance with all then existing FCC rules and policies which may be applicable, while attempting to preserve, as closely as possible, the intent of the parties as embodied in the provision of this Agreement which is to be so modified.

         16. No Joint Venture. Nothing in this Agreement shall be deemed to create a joint venture between Paxson and the Programmer.

         17. Guaranty.

             (a) Guaranty. Paxson Communications Corporation ("PCC") irrevocably guarantees (the "Guaranty"), as principal and not as surety, to Programmer, its successors and permitted assigns full and prompt performance by Paxson (which for all purposes hereof shall include all Affiliates thereof and any assignee(s) of Paxson permitted under Section 9) of all of its obligations under or pursuant to this Agreement in accordance with the terms hereof (the "Guaranteed Obligations"). The Guaranty shall apply and survive until all obligations of Paxson under this Agreement are performed and satisfied in accordance with the terms hereof. PCC hereby waives any provision of any statute or judicial decision otherwise applicable hereto which restricts or in any way limits the rights of any obligee against a guarantor or surety following a default or failure of performance by an obligor with respect to whose obligations the guarantee is provided. To the fullest extent permitted by applicable law, PCC hereby waives diligence, presentment to, demand of payment from and protest of any Guaranteed Obligation, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of PCC hereunder shall not be affected by (a) the failure of Programmer to assert any claim or demand or to enforce any right or remedy against Paxson pursuant to the provisions of this Agreement or otherwise and (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Agreement, unless consented to in writing by Programmer and Paxson.

             (b) Representations and Warranties of PCC. PCC hereby represents and warrants to Programmer as follows: (i) PCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to execute, deliver and perform this Guaranty according to its terms; (ii) the execution, delivery and performance of this Guaranty and the consummation of the transactions contemplated hereby by PCC have been duly authorized by all necessary corporate action on the part of PCC; (iii) this Guaranty has been duly executed and delivered by PCC and constitutes the legal, valid and binding obligation of PCC enforceable against PCC in accordance with its terms, except as the enforceability of this Guaranty may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and


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by judicial discretion in the enforcement of equitable remedies; and (iv) the execution, delivery and performance of this Guaranty: (1) do not require the consent of any third party, (2) do not conflict with the Certificate of Incorporation or bylaws of PCC, and (3) do not conflict in any material respect with, result in a material breach of, or constitute a material default under any law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court or governmental authority applicable to PCC or any material contract or agreement to which PCC is a party or by which PCC may be bound.

         18.      Review Board.

                  (a) Any dispute between Paxson and Programmer arising out of or relating to (i) the content of Programmer's programming and of any commercials or other announcements provided by Programmer for broadcast on the Station, including, without limitation, Programmer's solicitation of donations, contributions and other fund raising activities contained in Programmer's programming, and (ii) any proposed sale by Programmer of programming time to any other party, including, without limitation, the proposed sale of programming time to be used for "paid programming," that cannot be resolved by Programmer and Paxson, may be referred by Programmer or Paxson to the Review Board (as defined below). The decision of the Review Board with respect to any matter that is subject to review pursuant to the preceding sentence shall be final and binding on Paxson and Programmer. Notwithstanding any provision in this Agreement to the contrary, the Review Board shall not have jurisdiction over Paxson's exercise of its authority pursuant to Section 4 hereof.

                  (b) The Review Board shall consist of five members appointed in accordance with the procedures set forth in this paragraph. Paxson and Programmer shall each designate two Review Board members, each of whom shall be ordained ministers. The four Review Board members designated by Paxson and Programmer shall then designate a fifth ordained minister who shall act as Chairman of the Review Board. Paxson shall have the right, in its sole discretion, to replace at any time either Review Board member designated by Paxson upon written notice to Programmer. Programmer shall have the right, in its sole discretion, to replace at any time either Review Board member designated by Programmer upon written notice to Paxson. Unless replaced by written agreement of Paxson and Programmer, the Chairman shall serve for a term not to exceed one (1) year from his or her designation. The Review Board must replace or re-elect the Chairman on each anniversary of his or her designation in accordance with the procedures set forth in this Section.

                  (c) In the event of any dispute that is subject to review under this Section 18, either Programmer or Paxson may commence review hereunder by delivering notice to the other party and each member of the Review Board (a "Review Notice"). The Review Board's consideration of any dispute under this provision shall commence no later than fifteen (15) days after Paxson or Programmer has provided a Review Notice to the other party and the Review Board members. Any information provided by Paxson or Programmer


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to the Review Board shall be submitted in writing and a copy of which shall be simultaneously provided to the other party. The Review Board decision shall be issued as expeditiously as possible, but in no event later than thirty (30) business days after delivery of the Review Notice. The Review Board shall base its decision, which shall require the affirmative vote of no less than 3 Review Board members, on the terms of this Agreement, shall render its decision in writing, and shall deliver a copy of its decision to Programmer and Paxson. Programmer and Paxson agree to cooperate fully with the Review Board to resolve any dispute. Programmer and Paxson shall each pay one-half of all costs or expenses incurred by the Review Board.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                           PAXSON:        PAXSON COMMUNICATIONS
                                          OF CHICAGO-38, INC.


                                          By: /s/ Lowell W. Paxson
                                             -----------------------------------
                                               Name: Lowell W. Paxson
                                               Title: Chairman

                           PROGRAMMER:    CHRISTIAN COMMUNICATIONS OF
                                          CHICAGOLAND, INC.


                                          By: /s/ Jerry K. Rose
                                             -----------------------------------
                                               Name: Jerry K. Rose
                                               Title: President

                                          PAXSON COMMUNICATIONS CORPORATION
                                          HEREBY JOINS IN THE EXECUTION OF THE
                                          FOREGOING AGREEMENT TO AGREE TO THE
                                          PROVISIONS OF SECTION 17 ONLY, AS OF
                                          THE DATE FIRST ABOVE WRITTEN.

                           GUARANTOR:     PAXSON COMMUNICATIONS
                                          CORPORATION


                                          By: /s/ Lowell W. Paxson
                                             -----------------------------------
                                               Name: Lowell W. Paxson
                                               Title: Chairman

                                  ATTACHMENT I

                   I. Program Time on the Station and PAX NET

(a) If, as of the date (the "Closing Date") Paxson acquires WCFC (the "Station") from Programmer pursuant to the Asset Exchange Agreement dated as of January 26, 1998, among Paxson, Programmer and Paxson Communications Corporation ("PCC") and any time thereafter until the tenth anniversary of the Closing Date, Programmer's programming is provided to less than 1.6 Million unduplicated cable (or other multichannel service provider) households in the Chicago Designated Market Area ("Chicago Cable Homes"), Programmer shall have the following programming rights (the "Programming Rights") on the Station and PAX NET, as the case may be:

    (i) If Programmer's programming is provided to 1.4 Million or more Chicago Cable Homes but less than 1.6 Million Chicago Cable Homes, then Paxson shall broadcast on the Station one hour of Programmer's programming each day, Monday through Saturday, from 6:00 a.m. to 7:00 a.m. and one hour of Programmer's programming on Sunday from 9:00 a.m. to 10:00 a.m.;

    (ii) If Programmer's programming is provided to 1.2 Million or more Chicago Cable Homes but less than 1.4 Million Chicago Cable Homes, then Paxson shall broadcast on the Station the Programmer's programming referred to in clause (a)(i) above plus one additional hour of Programmer's programming per day, seven days per week, from 10:00 a.m. to 11:00 a.m.;

    (iii) If Programmer's programming is provided to 1 Million or more Chicago Cable Homes but less than 1.2 Million Chicago Cable Homes, then Paxson shall broadcast on the Station the Programmer's programming referred to in clauses (a)(i) and (ii) above plus one hour of Programmer's programming, Sunday through Thursday, from 12:00 midnight to 1:00 a.m. and one hour of Programmer's programming on Friday and Saturday from 1:00 a.m. to 2:00 a.m., and Paxson shall broadcast on PAX NET one hour of Programmer's programming per day, Sunday through Thursday, from 12:00 midnight to 1:00 a.m.;

    (iv) If Programmer's programming is provided to more than one but less than 1 Million Chicago Cable Homes, then Paxson shall broadcast on the Station four hours of Programmer's programming per day as follows:

          (1) One hour of Programmer's programming, Monday through Saturday, from 6:00 a.m. to 7:00 a.m. and one hour of Programmer's programming on Sunday from 9:00 a.m. to 10:00 a.m.;

          (2) Two hours of Programmer's programming, seven days per week, from 10:00 a.m. to noon; and



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            (3) One hour of Programmer's programming, Sunday through Thursday, from 12:00 midnight to 1:00 a.m. and one hour of Programmer's programming, Friday and Saturday, from 1:00 a.m. to 2:00 a.m.;

      (v) If Programmer's programming is provided to more than one but less than 1 Million Chicago Cable Homes, Paxson shall broadcast on PAX NET one hour of Programmer's programming, Monday through Saturday, from 6:00 a.m. to 7:00 a.m. and one hour of Programmer's programming, Sunday through Thursday, from 12:00 midnight to 1:00 a.m.;

      (vi) If Programmer's programming is not provided to any Chicago Cable Homes on August 28, 1998, then Paxson shall broadcast on the Station and PAX NET Programmer's programming as provided in clause (a)(iv) and (v) above;

      (vii) The above times for the Station are Central and the above times for PAX NET shall be consistent with the schedule utilized by the other national television networks for their stations in the same or similar markets as the PAX NET stations. PAX NET includes all stations owned or time-brokered by PCC or its subsidiaries.

(b) On the Closing Date, Paxson shall deposit in escrow with First Union National Bank (the "Escrow Agent"), pursuant to an Escrow Agreement in form and substance acceptable to Paxson, Programmer and the Escrow Agent, one of the following sums, less any reduction in either such sum pursuant to paragraph (b)(i) below: $15,000,000, if, on the Closing Date, Programmer's programming is not provided to any Chicago Cable Homes, or $6,000,000, if, on the Closing Date, Programmer's programming is provided to more than one but less than 1 Million Chicago Cable Homes. The amount, if any, deposited by Paxson with the Escrow Agent on the Closing Date and all interest earned thereon is referred to herein as the "Escrow Money."

      (i) Any amounts paid by Paxson, in its sole discretion, prior to the Closing Date to purchase cable carriage in the Chicago DMA for Programmer's programming shall be credited against the amount

            Paxson is required to deposit with the Escrow Agent pursuant to paragraph (b) above. Between the Closing Date and September 30, 1999, Paxson, in its sole discretion, may withdraw and spend all or part of the Escrow Money to purchase cable carriage in the Chicago DMA for Programmer's programming, and Programmer shall join with Paxson in providing such written instructions to the Escrow Agent as may be required for such payments. The balance remaining in the escrow as of September 30, 1999, if any, is the "Escrow Balance";

      (ii) If Programmer's programming is provided to more than one but less than 1 Million Chicago Cable Homes on August 28, 1999, Paxson and Programmer shall instruct the Escrow Agent to pay Programmer up to $6,000,000 of the


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                  Escrow Balance, if any, on September 30, 1999, and to pay to
                  Paxson any amount remaining in escrow after such payment to Programmer;

         (iii) If Programmer's programming is not provided to any Chicago Cable Homes on August 28, 1999, Paxson and Programmer shall instruct the Escrow Agent to pay Programmer up to $15,000,000 of the Escrow Balance, if any, on September 30, 1999, and to pay to Paxson any amount remaining in escrow after such payment to Programmer; and

         (iv) If Programmer's programming is provided to 1 Million or more Chicago Cable Homes on August 28, 1999, Paxson and Programmer shall instruct the Escrow Agent to disburse the Escrow Balance to Paxson on September 30, 1999, and Paxson shall have no further obligations under this paragraph (b).

(c) The parties agree that Paxson shall use the Carriage Agreement attached hereto as Exhibit A (the "Carriage Agreement") to seek to obtain carriage of Programmer's programming on the "first tier" of Chicago cable or other multichannel provider systems (a "System Operator"). The Carriage Agreement shall be negotiated and may be modified, by Paxson, with the consent of Programmer, which consent shall not be unreasonably withheld or delayed, in such manner as may be necessary to obtain such carriage.

(d) Carriage of Programmer's programming on Chicago Cable Homes shall be measured monthly (through Nielsen data, other recognized sources or affidavits and audits supplied by the System Operator) during the period ending on the tenth anniversary of the Closing Date. Upon the request of Paxson, Programmer shall obtain such affidavits or seek such audits from the System Operators in accordance with the terms of the Carriage Agreement. Programming Rights shall fluctuate up or down in accordance with the number of unduplicated Chicago Cable Homes as outlined in (a) above and shall be commenced or terminated, as the case may be, within thirty (30) days of the change in the number of Chicago Cable Homes that results in such commencement or termination. Programming Rights shall not commence and no adjustment upward in Programming Rights will be made if a Carriage Agreement is terminated as a result of a breach by Programmer or a System Operator prior to the contract expiration date or earlier termination right of a System Operator. If, as a result of a loss of Chicago Cable Homes, the Programming Rights on PAX NET are added back at any time, Paxson at its option may, in lieu of granting such Programming Rights on PAX NET, purchase those rights for an amount equal to the product of (i) $10 (less $1.00 per year over the ten year period commencing on the Closing
         Date) and (ii) the difference between 1.2 million and the number of Chicago Cable Homes carrying Programmer's programming immediately after the carriage loss.

(e) Programmer shall not be permitted to broadcast a program on the Station at the same time such program is carried by a System Operator, and Programmer shall take such actions, at Programmer's expense, that are required to prevent such duplication of its programs.


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                           II. DTV Time On the Station

         For a period of ten years commencing on the date the FCC permits the Station to utilize its DTV allocation for simultaneous multichannel broadcasting, if ever, Paxson shall provide Programmer with a digital channel (the "Digital Channel") on the Station, subject to the following:

         (i) The frequency of the Digital Channel shall be determined by Paxson, but the bandwidth shall not be less than the Station's primary digital channel;

         (ii) The provision of the Digital Channel to Programmer shall be subject to all then applicable restrictions and requirements of the FCC;

         (iii) Programmer shall reimburse Paxson for Programmer's Portion of the demonstrated, direct out-of-pocket operating costs and expenses incurred by Paxson that are attributable to the broadcast of the Digital Channel (for the purpose of this provision, "Programmer's Portion" shall mean the percentage determined by dividing the bandwidth of the Station's entire DTV allocation into the bandwidth of the Digital Channel); and

         (iv) The programming restrictions contained in Sections 4 and 5 of the preceding Programming Agreement shall apply to the programming provided by Programmer for broadcast on the Digital Channel.


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